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                                     INVESTMENT, MANAGEMENT    522 Fifth Avenue
                                                              New York, NY 10036

[LOGO OF Morgan Stanley]

July 1,2011

MetLife Insurance Company of Connecticut
Metropolitan Life Insurance Company
1300 Hall Boulevard
Bloomfield, CT 06002

RE: Assignment and Assumption of Agreements

Dear Sir or Madam:

In connection with your activities in selling the various portfolios of Morgan Stanley Variable Investment Series (the "Fund"), MetLife Insurance Company of Connecticut has entered into a Participation Agreement, dated September 15, 2003, a Shareholder Service Agreement, dated September 15, 2003 and a Fee Letter, dated June 1, 2005, MetLife Life and Annuity Company of Connecticut has entered into a Participation Agreement, dated September 15, 2003, a Shareholder Service Agreement, dated September 15, 2003 and a Fee Letter, dated June 1, 2005, Metropolitan Life Insurance Company has entered into an Amended and Restated Participation Agreement, dated May 31, 1997, with the Funds' current distributor, Morgan Stanley Distributors Inc. (MetLife Insurance Company of Connecticut, MetLife Life and Annuity Company of Connecticut and Metropolitan Life Insurance Company may be referred to herein jointly as "MetLife")

As part of a streamlining of our legal entities in an effort to make it easier for our clients to do business with us the Fund's Board has approved a change to the Fund's distributor from Morgan Stanley Distributors Inc. to an affiliated distributor, Morgan Stanley Distribution, Inc. and a change to the Fund's investment advisor from Morgan Stanley Investment Advisors Inc. to an affiliated investment advisor, Morgan Stanley Investment Management Inc. These changes are expected to be implemented on or about July 31, 2011 (the "Transition Date"). It is important to note that both the Fund's current distributor and investment advisor and the Fund's future distributor and investment advisor are wholly-owned subsidiaries of Morgan Stanley AND constituent parts of Morgan Stanley Investment Management. As such, these changes will be in legal form only, ensuring that the Fund's distribution and investment advisory services will continue unchanged during this transition.

In order to legally effect these changes, we require your consent to assign MetLife's current Participation Agreements, Shareholder Service Agreements and Fee Letters from Morgan Stanley Distributors Inc. to Morgan Stanley Distribution, Inc. In the event that MetLife's current Participation Agreements, Shareholder Service Agreements and/or Fee Letters have any prohibitions or restrictions on assignment, we are requesting that you waive such provisions to allow for the transition described above.

Please execute one copy of this letter evidencing your consent to the assignment of your Participation Agreements, Shareholder Service Agreements and Fee Letters to Morgan Stanley Distribution, Inc. by July 31, 2011 and forward it to Amy Kennedy at Morgan Stanley Investment Management, 100 Front Street, West Conshohocken, PA 19428. Should you desire a copy of your current Participation Agreements, Shareholder Service Agreements and/or Fee Letters, or otherwise have questions related to this request, please contact Ms. Kennedy at 610-260-7364.

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[LOGO OF Morgan Stanley]

In the event that we do not receive an executed consent letter from you by the Transition Date set forth above, we will interpret your continued (i) maintenance of shareholder accounts with the Funds; (ii) submission of purchase and redemption orders to the Funds; and/or (iii) acceptance of commission payments, 12b-I or shareholder servicing fees and related revenue sharing payments after the Transition Date to be a constructive ACCEPTANCE of the assignment of your Participation Agreement, Shareholder Service Agreement and Fee Letter unless we otherwise hear an objection from you by that date.

                                         Sincerely,


                                         /s/ Lisa Jones
                                         ---------------------------------------
                                         Morgan Stanley Investment Management

Signed and Accepted:

The Travelers Insurance Company (RENAMED METLIFE INSURANCE COMPANY OF CONNECTICUT ON MAY 1, 2006 DUE TO A MERGER)

The Travelers Life and Annuity Company (RENAMED METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT ("MLAC') ON MAY 1, 2006 DUE TO A MERGER. ON DECEMBER 7, 2007, MLAC WAS MERGED INTO METLIFE INSURANCE COMPANY OF CONNECTICUT)


By: /s/ Karen A. Johnson
    ----------------------------------
Name: Karen A. Johnson
Title: Vice President

Paragon Life Insurance Company (RENAMED METROPOLITAN LIFE INSURANCE COMPANY ON MAY 1, 2006 DUE TO A MERGER)


By: /s/ Alan C. Leland, Jr.
    ----------------------------------
Name: Alan C. Leland, Jr.
Title: Vice President